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                                    EXHIBIT 5

                              Form of Legal Opinion



November 7, 2001

Rockford Corporation
600 South Rockford Drive
Tempe, Arizona 85281

Re:   Registration Statement on Form S-3

Gentlemen:


         In connection with the registration under the Securities Act of 1933, as amended, of 525,000 shares of Common Stock, par value $0.01 per share, of Rockford Corporation (the "Company"), we have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on November 7, 2001 (the "Registration Statement"), corporate records, certificates of public officials and Company officers, and such other documents as we deemed appropriate or necessary for the purpose of rendering this opinion.

         Based on the foregoing, it is our opinion that the 525,000 shares of Common Stock of the Company covered by the Registration Statement have been duly authorized and, when the 525,000 shares to be sold have been sold in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                          Very truly yours,

                                          /s/ Steptoe & Johnson LLP

                                          STEPTOE & JOHNSON LLP